Exhibit 10.20
               AMENDMENT TO CREDIT AGREEMENT


     THIS AMENDMENT TO CREDIT AGREEMENT (the "Amendment"), dated as of January 11, 1994, is entered into by and between 3COM
CORPORATION (the "Company") and BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION (the "Bank").

                            RECITALS

   A. The Bank and the Company are parties to a Credit Agreement dated as of April 21, 1993 (the "Credit Agreement") pursuant to which the Bank has extended certain credit facilities to and for the benefit of the Company.

   B. The Company has requested that the Bank agree to certain amendments of the Credit Agreement.

   C. The Bank is willing to amend the Credit Agreement, subject to the terms and conditions of this Amendment.

   NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

   1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Credit Agreement.

   2.  Amendments to Credit Agreement.

      (a) Section 1.01 of the Credit Agreement shall be amended as follows:

            (i) The definition of "Assessment Rate" as set forth in the definition of "CD Rate" shall be amended by deleting the word "Agent" in the third line thereof and inserting "Bank" in lieu thereof, and by adding the following to the end of such definition: "or, in the event that the FDIC shall at any time hereafter cease to assess time deposits based upon such classifications or successor classifications, equal to the maximum annual assessment rate in effect on such day that is payable to the FDIC by commercial banks (whether or not applicable to the Bank) for insuring time deposits at offices of such banks in the United States".

            (ii)  The definition of "Commitment" shall be
replaced in its entirety with the following:

      ""Commitment" means Forty Million Dollars ($40,000,000)."

            (iii) The definition of "Revolving Termination Date" shall be replaced in its entirety with the following:

""Revolving Termination Date means the last Business Day on or preceding December 31, 1996."

      (b) Subsection 6.01(a) of the Credit Agreement shall be amended by inserting "(i)" after "Company," in the second line thereof, and by inserting the following after the word "years" in the last line of such subsection:

      ", and (ii) a copy of an unaudited consolidating balance sheet of the Company and each of its Subsidiaries as at the end of such fiscal year and the related consolidating statement of income for such fiscal year, all in reasonable detail, certified by an appropriate Responsible Officer of the Company as having been used in connection with the preparation of the financial statements refereed to in clause (i) of this subsection 6.01(a)".

      (c) Subsection 7.03(c) of the Credit Agreement shall be amended by deleting the proviso thereto and inserting in lieu thereof the following: "provided that immediately prior to and immediately after giving effect thereto, no Default or Event of Default exists or would exist.".

      (d) Section 7.07 of the Credit Agreement shall be amended by (i) adding the following after the end of the parenthetical in the seventh line of such Section: "and, commencing with the fiscal quarter ending February 28, 1994, the amount of all letters of credit and bank guarantees extended by the Bank to the Company or any of the Company's Subsidiaries", and (ii) adding the following after "1.00" in the penultimate line of such
Section: "through and including the fiscal quarter ending November 30, 1993, 1.00 to 1.00 through and including the fiscal quarter ending February 28, 1995, and 1.25 to 1.00 thereafter".

      (e) Section 7.08 of the Credit Agreement shall be amended in its entirety to read as follows:

   "7.08. Tangible Net Worth. The Company shall not permit its Tangible Net Worth, on a consolidated basis, at the end of any fiscal quarter to be less than the sum of (i) the greater of (A) 90% of the Company's consolidated Tangible Net Worth as of February 28, 1994, or (B) $200,000,000, plus (ii) 75% of the
Company's consolidated net income (but without deducting any net losses for any period) earned in each fiscal quarter, starting with the quarter ended May 31, 1994, and ending with the quarter which, at such time, is the most recently ended fiscal quarter, plus (iii) 100% of the net proceeds (whether in cash, other property, or in kind) of equity securities issued by the Company after the fiscal quarter ended February 28, 1994, and up to the end of such fiscal quarter, less (iv) 100% of the amount of capital stock repurchased after the fiscal quarter ended February 28, 1994, and up to the end of such fiscal quarter.".

      (f)  Subsection 7.10(b) shall be amended by inserting at
the end of such subsection the following:   "; provided that
solely for the fiscal quarter ended February 28, 1994, the Company may have, on a consolidated basis, Net Income and/or operating income which is below $0.00 by more than 5% of Tangible Net Worth as of the end of the immediately preceding fiscal quarter, but not below $0.00 by more than $90,000,000 for either or both of Net Income or operating income".

   3. Representations and Warranties. The Company hereby represents and warrants to the Bank as follows:

      (a) No Default or Event of Default has occurred and is continuing.

      (b) The execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its respective terms, without defense, counterclaim or offset.

      (c) All representations and warranties of the Company contained in the Credit Agreement are true and correct.

      (d) The Company is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Bank or any other Person.

   4. Effective Date. This Amendment will become effective as of January 11, 1994 (the "Effective Date"), provided that each of the following conditions precedent has been satisfied:

      (a) The Bank has received from the Company a duly executed original of this Amendment.

      (b) The Bank has received from the Company a copy of a resolution passed by the board of directors of such corporation, certified by the Secretary or an Assistant Secretary of such corporation as being in full force and effect on the date hereof, authorizing the execution, delivery and performance of this Amendment.

      (c) The Bank has received from the Borrower such other approvals, opinions or documents as the Bank may reasonably request.

   5. Reservation of Rights. The Company acknowledges and agrees that the execution and delivery by the Bank of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the Bank to forbear or execute similar amendments under the same or similar circumstances in the future.

   6.  Miscellaneous.

      (a) Except as herein expressly amended, all terms, covenants and provisions of the Credit Agreement are and shall remain in full force and effect and all references therein to such Credit Agreement shall henceforth refer to the Credit Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Credit Agreement.

      (b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

      (c) This Amendment shall be governed by and construed in accordance with the law of the State of California.

      (d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

      (e) This Amendment, together with the Credit Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in accordance with the provisions of Section 9.03 of the Credit Agreement.

      (f) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Credit Agreement, respectively.

      (g) Company covenants to pay to or reimburse the Bank, upon demand, for all costs and expenses (including allocated costs of in-house counsel) incurred in connection with the development, preparation, negotiation, execution and delivery of this Amendment.



      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.



                                         3COM CORPORATION

                                  By:  /s/Christopher B. Paisley
                                  Title:  CFO


                                  BANK OF AMERICA NATIONAL TRUST
                                  AND SAVINGS ASSOCIATION

                                  By:  /s/Kevin McMahon
                                  Title: Vice President